                                                                      Exhibit 12


                            WESTERN RESOURCES. INC.
            Computations of Ratio of Earnings to Fixed Charges and
          Computations of Ratio of Earnings to Combined Fixed Charges
              and Preferred and Preference Dividend Requirements
                            (Dollars in Thousands)


                                                                      Year Ended December 31,
                                                  --------------------------------------------------------------
                                                     2000        1999         1998         1997          1996
                                                  ---------   ----------   ----------   ----------    ----------
Earnings (loss) from
  continuing operations (a)....................   $ 120,273    $(48,798)     $ 58,088   $  872,739    $  255,052
                                                  ---------   ----------   ----------   ----------    ----------
Fixed Charge:
  Interest expense.............................     298,960      294,104      226,120      193,225       152,551
  Interest on Corporate-owned Life
    Insurance Borrowings.......................      45,634       36,908       38,236       36,167        35,151
  Interest Applicable to Rentals...............      28,898       34,252       32,796       34,514        32,965
                                                  ---------   ----------   ----------   ----------    ----------
      Total Fixed Charges......................     373,492      365,264      297,152      263,906       220,667
                                                  ---------   ----------   ----------   ----------    ----------

Distributed income of equity
  investees....................................       2,686        3,728        3,812

Preferred and Preference Dividend Requirements:
  Preferred and Preference Dividends...........       1,129        1,129        3,591        4,919        14,839
   Income Tax Required.........................         746          746        1,095        3,770         7,562
                                                  ---------   ----------   ----------   ----------    ----------
      Total Preferred and
        Preference Dividend Requirements.......       1,875        1,875        4,686        8,689        22,401
                                                  ---------   ----------   ----------   ----------    ----------
Total Fixed Charges and Preferred
  and Preference Dividend Requirements.........     375,367      367,139      301,838      272,595       243,068
                                                  ---------   ----------   ----------   ----------    ----------

 Earnings (b)..................................   $ 496,451    $ 320,194    $ 359,052    $1,136,645   $  475,719
                                                  =========   ==========   ==========   ==========    ==========

 Ratio of Earnings to Fixed Charges............        1.33       (c)            1.21         4.31          2.16

Ratio of Earnings to Combined Fixed
   Charges and Preferred and Preference
   Dividend Requirements.......................        1.32       (d)            1.19         4.17          1.96

   (a) Earnings from continuing operations consists of earnings or loss before extraordinary gain and income taxes adjusted for minority interest and undistributed earnings from equity investees.

   (b) Earnings are deemed to consist of net income to which has been added income taxes (including net deferred investment tax credit), fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor. Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings which would be required to meet dividend requirements on preferred and preference stock.

   (c) At December 31, 1999, the company's earnings were deficient by $45.1 million to cover fixed charges.

   (d) At December 31, 1999, the company's earnings were deficient by $46.9 million to cover fixed charges and Preferred and Preference Dividend Requirements.